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Exhibit 12.3

UNITED STATES CELLULAR CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
For the Six Months ended June 30, 2003

(Dollars In Thousands)
As Restated

EARNINGS:
Income (loss) before income taxes and minority interest	$(8,637)
Add (Deduct):
Earnings on Equity Method Investments	(25,862)
Distributions from Minority Subsidiaries	17,564
Minority interest in income of majority-owned subsidiaries that do not have fixed charges	(6,071)

(23,006)
Add fixed charges:
Consolidated interest expense	31,139
Deferred Debt Amortization Expense	759
Interest Portion (1/3) of Consolidated Rent Expense	11,734

$20,626
FIXED CHARGES:
Consolidated interest expense	$31,139
Deferred Debt Amortization Expense	759
Interest Portion (1/3) of Consolidated Rent Expense	11,734

$43,632
RATIO OF EARNINGS TO FIXED CHARGES	NA

        The dollar deficiency resulting in less than one-to-one coverage is $23,006 for the ratio of earnings to fixed charges.

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UNITED STATES CELLULAR CORPORATION RATIO OF EARNINGS TO FIXED CHARGES For the Six Months ended June 30, 2003 (Dollars In Thousands) As Restated